Exhibit 99.1

Contact:
	Media:	Joshua King + 1 212 915 8268 Email: Joshua.King@willis.com
News Release	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@wilis.com

Willis Group President Grahame Millwater to Retire in 2012

London, UK, December 21, 2011 — Willis Group Holdings (NYSE: WSH), the global insurance broker, today announced that Grahame J. Millwater, who currently serves as President of Willis Group Holdings and Chairman & CEO of Willis Global, will retire from the company to pursue other interests. Millwater, who joined Willis as part of its graduate program in 1985 and was appointed President of Willis Group in 2008, has served the company in many roles of increasing responsibility.

Millwater will remain with Willis Group in 2012 and will provide consulting support in 2013 to ensure a smooth transition. His responsibilities at the group and business unit level will be assumed in January by senior Willis executives Steve Hearn and Tim Wright.

Joe Plumeri, Chairman and CEO of Willis Group, hailed Millwater’s achievements recorded in over a quarter century of service to the company.  “My partnership, and friendship, with Grahame began upon my arrival to Willis in 2000 and continues to this day. I join everyone at Willis in offering Grahame, and his family, my deep gratitude for his enormous contributions to our success over the past 26 years. We wish him all the very best wherever his future career may take him,” Plumeri said.

Millwater added: “After spending my entire professional career since leaving university with one company, I have been privileged to work with an extraordinary team of people from around the world and am retiring from Willis with many friends.  I’m grateful to Joe for the many leadership roles I’ve enjoyed over the past decade and look forward to spending some time with my family and considering new opportunities.”

Steve Hearn, who was appointed CEO of Willis Re early this year after serving as head of Willis’ London Market Wholesale Businesses, will, as of January 1, serve as Chairman and CEO of Willis Global in addition to his duties as CEO of Willis Re. Willis Global includes Willis Re, Willis Global Specialties, Willis Faber & Dumas, Willis Global Solutions and Willis Global Placement. Hearn will also serve as member of the Willis Group Operating Committee.

In the retail business, Tim Wright, who was appointed CEO of Willis International in October 2011 after joining the company as Group COO in 2008 will, as of January 1, also oversee Willis UK & Ireland, which is headed by Dan Wilkinson.

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

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